Spartan Motors, Inc.
1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Web Page – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Reports 2010 First Quarter Results

CHARLOTTE, Mich., April 27, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced break-even results for its 2010 first quarter, which were underscored by the Company’s relentless focus to strengthen their balance sheet while continuing to make new product investments that will enhance the long term growth and profitability of the business.

First-quarter highlights:

▪  Net sales of $122.5 million (up 6.1% from Q1 2009)

▪  Gross margin of 14.0 percent of sales

▪  R&D cost of $5.3 million (which includes $1.8 million for two major product introductions)

▪  Operating expenses of $16.9 million (13.8 percent of sales)

▪  Breakeven results with net income of $3,000, or $0.00 per diluted share

▪  Ending cash balance of $4.4 million

▪  Ending long term debt balance of $12.2 million (a $23.0 million reduction from year-end)

▪  Consolidated backlog of $218.9 million

“While demand in the first quarter was challenging in a number of our markets, the current economic climate has not diminished our long-term view of the business,” said John Sztykiel, President and CEO of Spartan Motors.  “During the quarter, we saw continued improvement in Motorhomes and Emergency Response, which was offset by soft sales in Aftermarket Parts and Assemblies (APA) and Defense.  While this shift in revenue mix had a negative impact on our gross margins, we remained steadfast in managing our operating costs, which enabled us to breakeven while improving our balance sheet and our long-term prospects for growth as we expensed $1.8 million for two major R&D projects.  Looking out over the longer term, we are encouraged by the many growth opportunities for Spartan, including our recent agreement with Isuzu to assemble chassis and jointly develop our next-generation commercial vehicle, which will provide a platform for future growth in a number of markets.”

Consolidated net sales for the quarter were $122.5 million, up 6.1 percent from last year due to incremental Utilimaster sales, higher sales of motorhome chassis and an increase in sales at EVTeam.  On a sequential basis, net sales rose 22.0 percent from the fourth quarter of 2009, due mainly to the strength of motorhome chassis sales, improvement at EVTeam, and the addition of a full quarter of Utilimaster sales.  Spartan’s EVTeam operating segment, which consists of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a 22.9 percent year-over-year increase in sales for the 2010 first quarter.  Sales of fire truck chassis in the quarter also increased 13.4 percent compared to the same period in 2009.  Spartan’s chassis sales to the Class A diesel motorhome market increased by $24.3 million, driven by recent improvements in the overall recreational vehicle (RV) market.  These gains in first-quarter sales were offset by a decrease of $48.5 million in other product sales, which consist primarily of APA and defense vehicle sales.

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Given the significant shift in revenue mix away from APA and Defense sales toward lower-margin products, gross margin in the first quarter of 2010 fell to 14.0 percent of sales from 22.6 percent in the first quarter of 2009.  On a sequential basis, gross margins declined modestly, from 14.9 percent in the fourth quarter, due primarily to the continued shift in mix from APA and Defense to motorhome and service and delivery vehicles.

Operating expenses for the 2010 first quarter increased by $0.1 million, or 0.8 percent, compared to the same period last year.  Spartan attributed the increase to the incremental operating expenses of Utilimaster, offset by the cost reduction efforts put in place in the prior year.  The Company also spent $1.8 million on R&D related costs for two major product introductions – the recently announced next-generation commercial vehicle being developed in conjunction with Isuzu and the development of a new cab and chassis related to the 2010 emissions standards.  Total operating expenses in the quarter were $16.9 million, up from $16.8 million in the same period last year.  On a sequential basis, operating expenses increased from $15.0 million in the fourth quarter, primarily due to the additional incremental operating expenses from a full quarter of Utilimaster results, compared with the one month included in the final quarter of 2009.

Net income for the quarter was $3,000, or $0.00 per diluted share, compared with net income of $6.1 million, or $0.19 per diluted share in the prior year’s first quarter.

Joe Nowicki, Chief Financial Officer, said: “Some of our major accomplishments for the quarter lie within our balance sheet.  We continued to work down receivables and were able to generate sufficient cash to repay all the incremental borrowings from our acquisition of Utilimaster.  Despite this great progress in our working capital, we still have room for further improvement on our inventory levels.  We also have additional potential to enhance efficiency and lower our operating costs.  Over the next several months, we will continue to execute on the cost reduction initiatives we put in place last year, and seek out opportunities for additional improvement.  We will look to implement processes that will enhance our manufacturing efficiencies and better flex our costs and operations with our current level and mix of revenue.”

Consolidated backlog at March 31, 2010 increased to $218.9 million from $217.5 million at March 31, 2009.  Compared with the same period last year, backlogs of Fire Truck and Motorhome chassis increased by a combined $16.1 million and Specialty Vehicle backlog increased by $7.3 million.  In addition, the ending backlog includes $35.1 million from the acquisition of Utilimaster in December of 2009.  These improvements were more than offset by a $39.9 million decrease in APA backlog and a $16.8 million decrease in EVTeam backlog.

Spartan reported operating cash flow of $10.2 million in the first three months of the year, due primarily to reduced working capital requirements.  The Company ended the first quarter with $4.4 million in cash and cash equivalents, and $12.2 million in long-term debt, an improvement from long-term debt of $35.2 million at Dec. 31, 2009, as Spartan utilized operating cash flow and existing cash balances to eliminate the incremental borrowings following the acquisition of Utilimaster in the fourth quarter of 2009.  During the first quarter, Spartan maintained its reduced receivable levels from the end of 2009, while inventory levels improved by approximately $2.2 million from year-end.

Sztykiel concluded:  “The first quarter marked a number of key accomplishments for Spartan, both strategically and operationally.  As we complete the integration of Utilimaster, we continue to identify and exploit new opportunities to drive our growth.  The ability of our flexible operations to adjust to changing market conditions, reduce costs and preserve cash flow, combined with our strong balance sheet, provide Spartan the ability to take advantage of new opportunities as they arise.  These strengths strategically position Spartan for many future opportunities, as experienced with the recent agreement with Isuzu, whereby the N-Series gasoline chassis and the new commercial walk-in van are key market products with significant future opportunity.  We view this new relationship as a starting point in our long-term vision to strategically enter new market niches that fit well with Spartan’s core strengths. In addition, ACT research is forecasting medium-duty vehicle (classes 5-7) production, which is largely tied to health of the housing and construction industries, is expected to see a more steady and gradual increase in production, growing 19 percent in 2010 and 32 percent in 2011.  This is considered a leading economic indicator that positions Spartan well in the next two years in light of these product launches.  2009 was a year of Transformation. 2010 will be a year of Implementation.”

Spartan Motors / Page 3 of 6

Conference Call, Webcast and Roadcast™

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends.  To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

Spartan also will update the financial information on its Roadcast “digital roadshow” for investors.  To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the Outdoor Recreation/RV, emergency-response, defense, government services, delivery and service markets.  The Company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products.  The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas.  Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products.  Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.”  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate.  For example, we may encounter unforeseen difficulties and challenges in entering new markets or in pursuing strategic acquisitions.  In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans.  As a result, actual results and future events could differ materially from those anticipated in such statements.  The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov).  Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements.  An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled.  Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors.  The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Joseph Nowicki, CFO	Jeff Lambert or Jeff Tryka, CFA
Spartan Motors, Inc.	Lambert, Edwards & Associates
(517) 543-6400	(616) 233-0500 / jtryka@lambert-edwards.com

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Spartan Motors / Page 4 of 6

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Three Months Ended March 31, 2010 and 2009

	March 31, 2010		March 31, 2009
	(Unaudited)		(Unaudited)
	$-000-%		$-000-%

Sales	122,517		115,498
Cost of Products Sold	105,397		89,376
Gross Profit	17,120	14.0	26,122	22.6

Operating Expenses:
Research and Development	5,279	4.3	4,760	4.1
Selling, General and Administrative	11,629	9.5	12,008	10.4
Total Operating Expenses	16,908	13.8	16,768	14.5

Operating Income	212	0.2	9,354	8.1

Other Income (Expense):
Interest Expense	(317)	(0.3)	(325)	(0.3)
Interest and Other Income	109	0.1	216	0.2
Total Other Income (Expense)	(208)	(0.2)	(109)	(0.1)

Earnings before Taxes on Income	4	0.0	9,245	8.0

Taxes on Income	1	0.0	3,186	2.8

Net Earnings	3	0.0	6,059	5.2

Basic Net Earnings per Share	0.00		0.19

Diluted Net Earnings per Share	0.00		0.19

Basic Weighted Average Common Shares Outstanding	32,905		32,441

Diluted Weighted Average Common Shares Outstanding	33,069		32,508

Spartan Motors / Page 5 of 6

Spartan Motors, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$4,379	$18,475
Accounts receivable, net	45,786	46,377
Inventories	100,153	102,401
Deferred income tax assets	6,984	6,984
Income taxes receivable	4,176	4,212
Other current assets	3,619	3,664
Total current assets	165,097	182,113

Property, plant and equipment, net	78,823	80,228
Goodwill and other intangible assets, net	29,712	29,895
Other assets	974	1,041
Total assets	$274,606	$293,277

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,870	$20,137
Accrued warranty	6,956	6,692
Accrued compensation and related taxes	4,179	5,520
Accrued vacation	2,126	1,912
Accrued customer rebates	1,402	1,324
Deposits from customers	8,339	11,992
Other current liabilities and accrued expenses	7,504	6,300
Current portion of long-term debt	11,132	11,146
Total current liabilities	70,508	65,023

Other non-current liabilities	4,179	4,189
Long-term debt, less current portion	12,199	35,204
Deferred income tax liabilities	8,341	8,341

Shareholders' equity:
Common stock	329	329
Additional paid in capital	67,596	67,099
Retained earnings	111,454	113,092
Total shareholders' equity	179,379	180,520

Total liabilities and shareholders' equity	$274,606	$293,277

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Three Months Ended March 31, 2010

Unaudited

Three Months Ended March 31, 2010 (amounts in thousands of dollars)

	Business Segments
	Spartan Chassis	EVTeam	Utilimaster	Other	Consolidated

Fire Truck Chassis Sales	37,692			(6,134)	31,558
Motorhome Chassis Sales	27,512				27,512
EVTeam Product Sales		26,455			26,455
Utilimaster Product Sales			23,745		23,745
Other Product Sales
Specialty Vehicles	1,326				1,326
Aftermarket Parts and Assemblies	11,921				11,921

Total Net Sales	78,451	26,455	23,745	(6,134)	122,517

Interest Expense (Income)	1	470	47	(199)	317
Depreciation and Amortization Expense	1,082	209	757	594	2,642
Segment Net Earnings (Loss)	1,292	190	(929)	(550)	3

Period End Backlog (amounts in thousands of dollars)

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010

Fire Truck Chassis *	98,025	84,840	82,386	123,791	101,730
Motorhome Chassis *	4,365	6,743	9,589	20,022	16,731
Other Product *
Specialty Vehicles	8,064	2,781	4,214	16,970	15,396
Aftermarket Parts and Assemblies	47,763	20,249	8,725	11,467	7,864
Total Chassis	158,217	114,613	104,914	172,250	141,721
EVTeam Product *	83,344	72,352	72,615	72,402	66,516
Utilimaster Product *				34,059	35,146
Intercompany Eliminations	(24,050)	(26,232)	(20,056)	(31,113)	(24,520)

Total Backlog	217,511	160,733	157,473	247,598	218,863

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis, 6 months or less for Utilimaster and 10 months or less for fire truck chassis, other product and EVTeam product. Utilimaster was included in the backlog beginning December 31, 2009.